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                                                                    EXHIBIT 12.1

Budget Group Inc.
Computation of Ratio of Earnings to Fixed Charges
In Thousands

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                                                                      Six-Months            Pro Forma
                                        Year Ended December 31,         Ended      ---------------------------
                                    -------------------------------    June 30,    December 31,     June 30,
                                        1997      1996      1995         1998          1997           1998
                                    -------------------------------   ----------   ------------   ------------
Pre-tax income from
   continuing operations               55,599    12,852     3,179           883         2,513         (7,603)

Fixed Charges:
 Interest incurred, amortization
  of debt discount and premium
  on all indebtedness, and
  reasonable interest on rental
  expense                             142,890    40,402    22,937       113,489       227,450        116,335
                                    ------------------------------------------------------------------------

Earnings before income taxes,
   minority interest and fixed
   charges                            198,489    53,254    26,116       114,372       229,963        108,732

Ratio of earnings to fixed charges       1.39      1.32      1.14          1.01          1.01            .93
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